Exhibit 99.1

Contact:

Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

Brookstone Announces Pricing of Notes Offering

MERRIMACK, N.H., September 27, 2005 – Brookstone, Inc., (Nasdaq: BKST) announced today that Brookstone Company, Inc., its wholly-owned subsidiary, priced and entered into an agreement to sell $185,000,000 principal amount of its 12.00% Second Lien Senior Secured Notes due 2012 in a Rule 144A offering. The net proceeds of the offering of the notes will be used, along with proceeds from other equity financing, to consummate the acquisition of Brookstone by a private consortium led by OSIM International Ltd, a Singapore-listed healthy lifestyle products company. The consortium also includes J.W. Childs Associates, LP, a Boston-based private equity firm, and Temasek Holdings (Private) Limited, a Singapore-based investment company.

The offering of the notes and the acquisition of Brookstone are both scheduled to close on October 4, 2005. The merger has been approved by Brookstone’s shareholders.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”) and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate,” “project,” “plan,” “believe,” “feel,” “anticipate,” “assume,” “may,” “will,” “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale of its Gardeners Eden business constitute forward-looking statements. The Company may not be able to complete a sale on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Any statements in this release made in connection with the merger transaction are not forward-looking statements within the meaning of the safe harbor provisions of the Reform Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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